Exhibit 99.1

Iconix Brand Group, Inc. Announces Proposed Private Offering of $325 Million of

Convertible Senior Subordinated Notes and

Repurchase of up to $75 Million of Common Stock

NEW YORK, March 11, 2013 /PRNewswire/ — Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix”) announced today that it intends to offer, subject to market and other conditions, $325 million aggregate principal amount of Convertible Senior Subordinated Notes due 2018 (the “notes”) in a private offering. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Iconix also expects to grant to the initial purchaser of the notes a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes, solely to cover over-allotments, if any.

Iconix expects to use the net proceeds from the offering of the notes (i) to fund the repurchase of up to $75 million of its common stock in privately negotiated transactions through the initial purchaser conducted contemporaneously with the pricing of the notes, (ii) to fund the net cost of a convertible note hedge transaction and a warrant transaction with a hedge counterparty, as described below, and (iii) for general corporate purposes, which may include investing in or acquiring new brands through opportunistic transactions and strategic relationships and additional share repurchases. Since January 1, 2013, Iconix has repurchased approximately 2.6 million shares of its common stock for an aggregate purchase price of approximately $62.0 million.

The notes will mature on March 15, 2018. Prior to December 15, 2017, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the business day preceding the maturity date of the notes. Upon any conversion, Iconix’s conversion obligation will be settled in cash up to the principal amount and, to the extent of any excess over the principal amount, in shares of Iconix common stock, or, if Iconix so elects, cash. The interest rate on, and the conversion rate of, the notes will be determined by negotiations between Iconix and the initial purchaser of the notes.

In connection with the offering of the notes, Iconix expects to enter into a privately negotiated convertible note hedge transaction with an affiliate of the initial purchaser of the notes (the “hedge counterparty”). The convertible note hedge transaction is expected to cover, subject to customary anti-dilution adjustments, the number of shares of Iconix common stock that will initially underlie the notes. Iconix also expects to enter into a separate privately negotiated warrant transaction with the hedge counterparty relating to the same number of shares of Iconix common stock. In addition, if the initial purchaser exercises its over-allotment option to purchase additional notes, Iconix expects to sell additional warrants and to use a portion of the proceeds from the sale of the additional notes and from the sale of the corresponding additional warrants to enter into an additional convertible note hedge transaction. The convertible note hedge transaction is expected to reduce the potential dilution with respect to Iconix common stock upon conversion of the notes. However, the warrant transaction will have a dilutive effect with respect to Iconix common stock to the extent that the market price per share of Iconix common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants.

In connection with establishing its initial hedge of the convertible note hedge transaction and warrant transaction and concurrently with, or shortly after, the pricing of the notes, the hedge counterparty or its affiliate expects to purchase Iconix common stock in open market transactions and/or privately negotiated transactions and/or enter into various cash-settled derivative transactions with respect to Iconix common stock. In addition, the hedge counterparty or its affiliate may modify its hedge position by entering into or unwinding various derivative transactions with respect to Iconix common stock and/or by purchasing or selling Iconix common stock in open market transactions and/or privately negotiated transactions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to a conversion of notes). Any of these hedging activities could also increase, decrease or prevent a decline in, the market price of Iconix common stock.

The notes and the shares of Iconix common stock issuable upon conversion thereof, if any, have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of Iconix, which may cause the actual results, performance or achievements of Iconix to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, uncertainty regarding the results of Iconix’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to Iconix’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which Iconix operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in Iconix’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide”, “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

SOURCE Iconix Brand Group, Inc.

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